Exhibit 99.1

Celularity Appoints Rick Gonzalez as Chief Commercial Officer

●	Appointment supports Celularity’s focus on longevity, regenerative medicine and preservation of human performance by advancing commercialization of cenplacel-L and Lifebank

FLORHAM PARK, NJ, June 3, 2026 (GLOBE NEWSWIRE), Celularity Inc. (Nasdaq: CELU) (“Celularity” or the “Company”), a longevity-focused regenerative and cellular medicine company pioneering placental-derived cellular and regenerative therapies, today announced the appointment of Rick Gonzalez as Chief Commercial Officer, effective May 29, 2026. In this role, Mr. Gonzalez will oversee global commercial strategy and execution for cenplacel-L, Lifebank and the Company’s broader regenerative medicine portfolio, and will report to Robert J. Hariri, M.D., Ph.D., Celularity’s Chairman, Chief Executive Officer and Founder.

“Rick’s appointment comes at an important time for Celularity as we continue to advance our revenue-generating strategy and expand the reach of our regenerative medicine platform,” said Robert J. Hariri. “Celularity was founded on the belief that the placenta represents a powerful biological resource with the potential to transform medicine at global scale. As physician and patient interest in cellular medicine continues to grow, we believe Rick’s experience building commercial organizations and executing disciplined growth strategies across complex healthcare markets will be important as we seek to expand responsible access to cenplacel-L, enhance our Lifebank offering, and translate Celularity’s science into long-term value for physicians, patients, families and shareholders.

Mr. Gonzalez brings more than two decades of executive leadership experience across biotechnology, medical technology, precision medicine and digital health. Most recently, he served as Chief Commercial Officer of Alume Biosciences, where he led global commercialization strategy for a clinical-stage surgical visualization platform, including pricing, reimbursement, market access and launch readiness. He previously served as President, Chief Executive Officer and Director of Navidea Biopharmaceuticals, where he led commercialization of a precision diagnostic platform and drove 2.5x year-over-year revenue growth, and as Senior Vice President, Global Operations at Spectrum Pharmaceuticals, where he helped scale global revenue from $7.7 million to approximately $300 million through international expansion and commercialization of specialty therapies. Earlier in his career, Mr. Gonzalez held leadership roles at Abraxis, Genzyme, Corixa, Ligand and Roche.

Cenplacel-L, clinically investigated as PDA-001 and PDA-002, is Celularity’s most mature placental-derived allogeneic cell therapy asset. The program reflects more than two decades of research by Celularity into the unique biological properties of postpartum placental cells. Celularity believes cenplacel-L has the potential to play an important role in the emerging global market for stem-cell and regenerative cellular therapies, particularly in jurisdictions where regulatory frameworks permit physician-directed access to such therapies.

The Company is seeing demand from physicians seeking access to high-quality, responsibly manufactured stem-cell therapies for appropriate patients in permissive markets. Since making cenplacel-L available to qualified physicians for investigational use in such jurisdictions, Celularity believes this early commercial traction supports the Company’s decision to strengthen its commercial leadership with the appointment of Mr. Gonzalez and the continued build-out of commercial capabilities designed to support appropriate physician engagement, education and market development.

Mr. Gonzalez will also lead expansion of Celularity’s Lifebank product offering for expectant parents and adults who wish to bank their own cells for potential future use. Lifebank generated sales in 2025 that reflected continued interest in cellular banking and its role in Celularity’s broader longevity and regenerative medicine strategy. Celularity believes Lifebank is a natural extension of that strategy, providing individuals and families with an opportunity to preserve valuable cellular material at a time when interest in proactive health, cellular medicine and future therapeutic optionality continues to grow. Under Mr. Gonzalez’s leadership, Celularity intends to strengthen commercial education around Lifebank, expand engagement with physicians and other healthcare providers, and broaden awareness among consumers seeking to preserve biological resources that may support future advances in regenerative medicine and human performance.

“I am honored to join Celularity at such a pivotal point in the Company’s evolution,” said Mr. Gonzalez. “Celularity has a differentiated foundation in placental-derived cellular therapy, a near-term commercial opportunity with cenplacel-L, the Lifebank cellular banking platform, and a broader mission that aligns with the growing demand for longevity and regenerative medicine. My focus will be on building disciplined commercial infrastructure, strengthening physician engagement, aligning cross-functional execution, and helping translate Celularity’s scientific and manufacturing capabilities into sustainable commercial growth. I look forward to working with the team to expand access responsibly, support physicians and patients, and create long-term value for the Company and its stakeholders.”

Celularity believes the next phase of regenerative medicine will be defined not only by demand for innovative cellular therapies, but also by manufacturing rigor, quality systems, regulatory discipline and clinically responsible access. The Company’s current manufacturing infrastructure and existing inventory position it to support anticipated demand for cenplacel-L while maintaining the quality standards and manufacturing discipline central to Celularity’s platform.

About Celularity

Celularity Inc. (Nasdaq: CELU) is a longevity-focused regenerative and cellular medicine company developing and manufacturing allogeneic and autologous cell therapies derived from the postpartum placenta. Celularity leverages the placenta’s unique biology, immunologic properties and scalable availability to develop therapeutic solutions targeting fundamental mechanisms of aging and age-related disease.

For more information, please visit www.celularity.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements regarding Celularity’s commercial strategy, leadership appointments, longevity strategy, product opportunities, physician demand, responsible access, market expansion, Lifebank, cellular banking, future therapeutic optionality, revenue generation, growth prospects, manufacturing capabilities, anticipated demand, participating centers, repeat physician utilization, patient cohorts, and anticipated value creation. Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks described in Celularity’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Celularity undertakes no obligation to update any forward-looking statements, except as required by law.

Carlos Ramirez

SVP, Investor Relations

Celularity Inc.
Carlos.ramirez@celularity.com